Exhibit 99.1

[BUNGE LOGO]
                            Investor Contact:     Mark Haden
                                                  Bunge Limited
                                                  914-684-3398
                                                  Mark.Haden@Bunge.com

                            Media Contact:        Stewart Lindsay
                                                  Bunge Limited
                                                  1-914-684-3369
                                                  Stewart.Lindsay@Bunge.com

                    Bunge Reports Fourth Quarter 2006 Results


White Plains, NY - February 8, 2007 - Bunge Limited (NYSE:BG).


o    Financial Highlights

(In millions, except per share data and percentages)
---------------------------------------------------------------------------------------------------------------------------
                                                         Quarter Ended                           Year Ended
                                                   ----------------------      Percent     ---------------------    Percent
                                                   12/31/06      12/31/05      Change      12/31/06     12/31/05    Change
---------------------------------------------------------------------------------------------------------------------------
Volumes (metric tons)                                  28.7          29.4           (2)%      114.9        117.2         (2)%
Net sales                                          $  7,683      $  6,753           14%    $ 26,274     $ 24,377          8%
Total segment operating profit  (loss)(1)          $    192      $    (11)                 $    443     $    456         (3)%
Net income                                         $    264      $    149           77%    $    521     $    530         (2)%
Earnings per share - diluted                       $   2.12      $   1.25           70%    $   4.28     $   4.43         (3)%
---------------------------------------------------------------------------------------------------------------------------

Bunge's results included certain gains and charges that may be of interest to investors. For the quarter ended December 31, 2006, the net gains totaled $74 million, or $0.60 per share. For the year ended December 31, 2006, the net gains totaled $42 million, or $0.35 per share. In the quarter ended December 31, 2005, the net gains totaled $52 million, or $0.44 per share, and for the year ended December 31, 2005, the net gains totaled $141 million, or $1.17 per share. Additional information is provided in the attached schedule titled "Additional Financial Information."


----------
(1) Total segment operating profit (loss) is the consolidated segment operating profit (loss) of Bunge's segments. Total segment operating profit (loss) is a non-GAAP measure and is not intended to replace income (loss) from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income (loss) from operations before income tax, is included in the tables attached to this press release.

o    Overview

Alberto Weisser, Bunge's Chairman and Chief Executive Officer stated: "Bunge finished 2006 on a promising note. Our team did an excellent job of delivering results and produced strong second half performances in all of our operating segments. We expect 2007 to be a year of improved earnings.

Over the past several months we have seen clear signs of improvement in the Brazilian agribusiness and fertilizer markets. There are still some challenges, such as the strong real, but higher commodity prices, large new corn and soybean crops and continued government support have improved farm economics in the country and should translate into more crop sales and larger fertilizer purchases in 2007. Steps taken in late 2005 and early 2006 to restructure our Brazilian businesses, lower costs and enhance our foreign currency risk management should position Bunge to benefit from improving Brazilian market conditions.

The emerging biofuels industry is creating higher demand for our core products and is materially influencing global supply and demand. Bunge is taking a focused approach to the biodiesel and corn ethanol industries. We are making minority investments in well-positioned assets and acting as a raw material and service supplier to biofuels producers. Our overall strategic focus remains on the agribusiness and food industries, where we see great opportunity driven by strong demand for our core products. To capitalize on this growth, we will continue to enhance the balance, integration and efficiency of our global network of assets.

In 2007, we will expand capacity at our sunseed crushing plant in Martfu, Hungary to grow our presence in Eastern Europe, build a new wheat mill in northeastern Brazil to improve production efficiency and continue increasing our fertilizer mining and production operations to meet future growth in Brazilian agriculture. We will complete our two Canadian crushing and refining capacity expansion projects and increase our presence in the global sugar and sugar-based ethanol markets. Also, our oilseed processing facilities in Ukraine, Russia and Spain and our new grain and fertilizer terminals in the port of Santos, Brazil will come fully online during 2007, supplying real benefits to our business.

Ours is a growth industry with compelling opportunities. We will invest to capitalize on them, while building a balanced, global business that enables us to weather challenging periods as they occur.

o    Fourth Quarter Results

Agribusiness

Results in the quarter improved when compared to the same period last year. Higher results in South America were driven by higher oilseed processing margins, which more than offset lower volume. Benefits from prior restructuring actions reduced the effects of a stronger Brazilian real on local currency operating costs when translated into U.S. dollars. The average real-U.S. dollar exchange rate strengthened 5% when compared to the fourth quarter of 2005. Results continued to be strong in North America. Despite significant cost reductions in South America, SG&A increased primarily due to a stronger real.

Fourth quarter 2005 results included $35 million of impairment charges related to the closure of two oilseed processing plants in Brazil and the impairment of one plant in India, and $10 million of restructuring charges related to operations in Brazil and Europe.

Fertilizer

Results in the quarter improved when compared to last year's poor performance. Higher margins in Bunge's retail and nutrients businesses were the primary drivers. Rising agricultural commodity prices and favorable weather conditions throughout most of Brazil resulted in increased late season fertilizer purchases by farmers. Improved risk management, which offset the impact of a stronger real on margins and costs, benefited results as well. SG&A for the quarter decreased due to lower bad debt, savings from cost reduction measures and a $6 million provision reversal due to a favorable court ruling relating to Brazilian social taxes. 2005 results included a $2 million restructuring charge.

Edible Oil Products

Results improved primarily due to increased volumes and margins in Brazil. Fourth quarter 2005 results included a $2 million restructuring charge related to operations in Brazil and Europe.


Milling Products

Strong results in the quarter were due to higher wheat milling margins resulting from rising international wheat prices. Bunge benefited from low raw material costs as it purchased much of its inventory prior to the rise in prices.

Financial Costs

Interest income increased primarily due to higher average levels of interest bearing accounts. Interest expense increased primarily due to higher borrowings, resulting from higher average operating working capital, and increases in short-term interest rates.

Foreign exchange gains in the fourth quarter of 2006 resulted from the effects of an appreciation of the Brazilian real and the European euro compared to the U.S. dollar on the net U.S. dollar-denominated monetary liability position of Bunge's Brazilian and European subsidiaries. Foreign exchange losses in the fourth quarter of 2005 resulted from the effects of the devaluation of the Brazilian real compared to the U.S. dollar on the net monetary liability position of Bunge's Brazilian subsidiaries.

Other Income (Expense) - Net

Other income and (expense) - net for 2006 primarily includes a gain on sale of land in Europe of $31 million.

Income Taxes

Bunge's income tax benefit for the year ended December 31, 2006 included a $67 million reduction in its deferred tax asset valuation allowances, a $14 million income tax charge relating to certain tax contingencies in Europe and a charge of $21 million relating to the reversal of certain tax benefits on U.S. foreign sales recorded from 2001 to 2005. Bunge's income tax benefit for the year ended December 31, 2005 reflected a $79 million reduction in its deferred tax valuation allowances and a $77 million tax benefit relating to a reduction in its deferred tax liability due to a favorable tax ruling with respect to the unremitted earnings of a foreign subsidiary holding company.

The decrease in the income tax expense, excluding the items noted above, was primarily due to a decline in income from operations before income tax in subsidiaries that are in tax jurisdictions with higher income tax rates. The effects of a legal restructuring completed in 2005 also contributed to the lower income tax expense.

Minority Interest

Minority interest expense increased in the fourth quarter of 2006 when compared to 2005 due to higher earnings at Fosfertil.

Equity in Earnings of Affiliates

Equity in earnings of affiliates for the fourth quarter of 2006 included a loss from the investment in Solae due to impairment and restructuring charges.

Cash Flow and Net Financial Debt(2)

Net financial debt and readily marketable inventories at December 31, 2006 increased $333 million, and $802 million, respectively, from December 31, 2005, primarily due to higher prices and levels of commodity inventories. Net financial debt was reduced during the fourth quarter of 2006 by net proceeds of $677 million received from the November 2006 sale of convertible preference shares.

Cash flow used by operations was $289 million for the year ended December 31, 2006 compared to $382 million of cash flow provided by operations in the year ended December 31, 2005. Higher operating working capital, primarily due to increased prices and volumes of commodity inventories, contributed to the decline in cash flow from operations. Normally, when global supplies of agricultural commodities become more balanced with demand, commodity prices decrease resulting in lower working capital and improved operating cash flow.


o    Outlook

Bill Wells, Chief Financial Officer, stated, "Following our strong second half in 2006, we are looking forward to a much better year in 2007. Though it is still early, crops in Brazil and Argentina are forecasted to be at or near record levels. High global commodity prices should strengthen farm economics, prompt farmer selling, and encourage Brazilian farmers to purchase higher levels of crop inputs such as fertilizers. Industry expectations are for retail volumes in the Brazilian fertilizer market to be up four percent. New oilseed processing assets coming on line will benefit results in Europe. North America should have a good year, but a tough comparison to strong results in 2006.

"Our 2007 guidance is as follows:

     o    Depreciation, Depletion and Amortization: $370 million to $390 million

     o Capital Expenditures (net of asset dispositions): $570 million to $590 million, of which $290 million to $310 million are sustaining, maintenance, safety and environmental capital expenditures

     o    Tax Rate: 18% to 22%

----------
(2) Net financial debt is a non-GAAP financial measure and is not intended to replace total debt. A definition of net financial debt and the information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation of net financial debt to total debt, the most directly comparable GAAP measure, is included in the tables attached to this press release.

     o    Joint Venture Earnings: $20 million to $30 million.


"Our guidance assumes the following:

     o    Stable currencies

     o    Normal crops

     o    Stable international fertilizer prices

     o Brazilian retail fertilizer market volume growth of 4% when compared to 2006

"Based on these assumptions, our 2007 net income guidance is $590 million to $610 million, representing $4.56 to $4.71 per share, and includes an estimated $30 million, or $0.23 per share, during the year related to a gain on sale of assets. This fully diluted per share guidance is based on an estimated weighted average of 129.5 million shares outstanding, which includes assumed dilution relating to our November 2006 issuance of convertible preference shares."

Background Information, Conference Call and Webcast Details

Supplemental information pertaining to the fourth quarter can be found in the `Investor Information' section of our Web site, www.Bunge.com, under `Investor Presentations'.

Bunge Limited's management will host a conference call at 10:00 a.m. EST on February 8 to discuss the company's results.

To listen to the conference call, please dial (800) 819-9193. If you are located outside of the United States, dial (913) 981-4911. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 2943833. The conference call will also be available live on the company's Web site at www.Bunge.com.

To access the webcast, click the "News and Information" link on the Bunge homepage then select "Webcasts and Upcoming Events". Click the link for the "Q4 2006 Bunge Limited Conference Call," and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EDT on February 8, 2007 and continuing through 1:00 p.m. EST on March 8, 2007. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 2943833. A rebroadcast of the conference call will also be available on the company's Web site. To locate the rebroadcast on the Web site, click the "News and Information" link on the

Bunge homepage then select "Audio Archives" from the left-hand menu. Select the link for the "Q4 2006 Bunge Limited Conference Call." Follow the prompts to access the replay.


About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge's over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                        Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit (loss), income (loss) from operations before income tax, net income and earnings per share for the quarter and twelve months ended December 31, 2006 and 2005.

                                                          Income
                                          Total        (Loss) From
                                         Segemnt        Operations
                                        Operating         Before                         Earnings
(In millions,                             Profit          Income            Net          Per Share
except per share data)                   (Loss)             Tax           Income          Diluted
-----------------------------------   -------------   -------------   --------------  ---------------
Quarter Ended December 31:            2006    2005    2006    2005    2006     2005    2006     2005
-----------------------------------------------------------------------------------------------------
Reversal of social contribution/
  transactional tax provision (1)     $   6  $   --   $   6  $   --   $   2   $   --  $  0.02  $   --
Impairment and restructuring
  charges in affiliates (2)              --      --      --      --     (13)      --    (0.10)     --
Impairment and
  restructuring charges (3)              --     (49)     --     (49)     --      (33)      --   (0.27)
Reversal of income tax valuation
  allowances due to settlement
  of tax audits (4)                      --      --      --      --      58       --     0.47      --
Incremental share-based
  compensation expense (5)               (3)     --      (3)     --      (2)      --    (0.02)     --
Reversal of deferred tax liability
  on unremitted foreign earnings (6)     --      --      --      --      --       77       --    0.64
Gain on sale of assets                   --      --      31       8      29       8      0.23    0.07
-----------------------------------------------------------------------------------------------------
         Total                        $   3  $  (49)  $  34  $  (41)  $  74   $   52  $  0.60  $ 0.44
=====================================================================================================


                                                          Income
                                          Total        (Loss) From
                                         Segemnt        Operations
                                        Operating         Before                         Earnings
(In millions,                             Profit          Income            Net          Per Share
except per share data)                   (Loss)             Tax           Income          Diluted
-----------------------------------   -------------   -------------   --------------  ---------------
Twelve Months Ended December 31:       2006   2005    2006    2005    2006     2005     2006    2005
-----------------------------------------------------------------------------------------------------
Reversal of social contribution/
  transactional tax provision (1)     $  18  $   14   $  18  $   14   $   8   $   10  $  0.07  $ 0.08
Impairment and restructuring
  charges (3)                           (24)    (49)    (24)    (49)    (16)     (33)   (0.13)  (0.27)
Litigation settlement (7)                 6      --       6      --       4       --     0.03      --
Incremental share-based
  compensation expense (5)              (10)     --     (10)     --      (7)      --    (0.06)     --
Reversal of recoverable
  tax valuation allowance (8)            --      27      --      27      --       19       --    0.16
Value added tax credits (9)              --      28      --      28      --       17       --    0.14
Impairment and restructuring
  charges in affiliates (2)              --      --      --      --     (13)      --    (0.11)     --
Reversal of income tax valuation
  allowance due to settlement
  of tax audits (4)                      --      --      --      --      58       --     0.48      --
Tax benefit reversal on
  U.S. foreign sales (10)                --      --      --      --     (21)      --    (0.17)     --
Reversal of income tax valuation
  allowance (11)                         --      --      --      --      --       38       --    0.31
Reversal of deferred tax liability
  on unremitted foreign earnings (6)     --      --      --      --      --       77       --    0.64
Gain on sale of assets                   --      --      31      15      29       13     0.24    0.11
-----------------------------------------------------------------------------------------------------
        Total                         $ (10) $   20   $  21  $   35   $  42   $  141  $  0.35  $ 1.17
=====================================================================================================

----------
(1) In the quarter and year ended December 31, 2006, Bunge received a favorable final ruling from the Brazilian tax court related to social contribution taxes improperly levied in prior years. As a result, Bunge's Brazilian fertilizer subsidiaries affected by this ruling reversed their provision related to this tax. The effect on net income is net of minority interest. In the year ended December 31, 2005, represents the reversal of a provision due to a favorable South American tax ruling in the agribusiness segment.

(2) In the quarter and year ended December 31, 2006, Bunge's equity in earnings of Solae, an unconsolidated joint venture, included impairment and restructuring charges, net of income tax benefit of $20 million. In addition, a tax credit of $7 million was included in income tax benefit.

(3) Impairment and restructuring charges of $24 million in the year ended December 31, 2006 consisted of $20 million in the agribusiness segment, $2 million in the fertilizer segment and $2 million in the edible oil products segment. Impairment and restructuring charges in the quarter and year ended December 31, 2005 of $49 million consisted of $45 million in the agribusiness segment, $2 in the fertilizer segment and $2 million in the edible oil products segment.

(4) In the quarter and year ended December 31, 2006, Bunge recorded a $58 million net credit, which consists of a $72 million income tax valuation allowance reversal due to a favorable settlement of tax audits offset in part by a $14 million income tax contingency in Europe.

(5) In 2006, Bunge adopted Financial Accounting Standards No. 123R - Share Based Payments (SFAS No. 123R) and began expensing stock options. Prior to the adoption of SFAS No. 123R, Bunge accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and Financial Accounting Standards Board (FASB) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (FIN 28) with pro forma disclosure in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

 (6) In the quarter and year ended December 31, 2005, Bunge received a favorable U.S. tax ruling with respect to the unremitted earnings of a foreign subsidiary holding company. As a result, Bunge liquidated this foreign subsidiary, reduced the associated deferred tax liability and recognized a $77 million one-time, non-cash tax benefit.

(7) In the year ended December 31, 2006, Bunge received a payment of $6 million in partial settlement of its litigation in Brazil against Centrais Eletricias Brasileiras S.A. (Eletrobras), of which $4 million was recognized in the agribusiness segment and $2 million in the edible oil products segment.

(8) Represents the reversal of the remaining Argentine recoverable tax valuation allowance in the agribusiness segment.

(9) Represents value-added tax credits related to taxes paid in prior periods in the fertilizer segment.

(10) In the year ended December 31, 2006, Bunge recorded a charge of $21 million to income tax expense, which represented a correction of certain tax benefits recognized from 2001 to 2005 related to income tax incentives under the Foreign Sales Corporation/Extraterritorial Income Exclusion provisions of the U.S. Internal Revenue Code.

(11) In the year ended December 31, 2005, represents the reduction of deferred tax assets stemming from a legal restructuring initiated with the 2004 buyout of the minority interests of Bunge Brasil S.A.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

                                                         Quarter Ended                           Twelve Months Ended
                                                           December 31,                             December 31,
                                                    -------------------------                --------------------------
                                                                                  Percent                                 Percent
                                                         2006           2005       Change        2006          2005        Change
                                                    --------------------------------------------------------------------------------
Net sales (Note 1)                                  $     7,683   $     6,753          14%   $    26,274    $    24,377          8%

Cost of goods sold (Note 1)                              (7,169)       (6,401)         12%       (24,703)       (22,806)         8%
                                                    -----------   -----------                -----------    -----------
Gross profit                                                514           352          46%         1,571          1,571         --%

Selling, general and administrative expenses               (278)         (287)         (3)%         (978)          (956)         2%
Interest income                                              32            26          23%           119            104         14%

Interest expense                                            (68)          (62)         10%          (211)          (192)        10%
Interest expense on readily marketable
  inventories                                               (18)           (6)                       (69)           (39)        77%

Foreign exchange gain (loss)                                 24           (32)                        59            (22)
Other income (expense)-net (Note 2)                          24             6                         31             22
                                                    -----------   -----------                -----------    -----------
Income (loss) from operations before income tax             230            (3)                       522            488          7%

Income tax benefit                                           69           160                         36             82
                                                    -----------   -----------                -----------    -----------
Income from operations after income tax                     299           157          90%           558            570         (2)%
Minority interest                                           (22)          (12)         83%           (60)           (71)       (15)%
Equity in earnings of affiliates (Note 2)                   (13)            4                         23             31        (26)%
                                                    -----------   -----------                -----------    -----------
Net income                                                  264           149          77%           521            530         (2)%

Preference share dividends                                   (4)           --                         (4)            --
                                                    -----------   -----------                -----------    -----------
Net income available to common shareholders         $       260   $       149                $       517    $       530
                                                    ===========   ===========                ===========    ===========
Earnings per common share - diluted (Note 3)        $      2.12   $      1.25          70%   $      4.28    $      4.43         (3)%
                                                    ===========   ===========                ===========    ===========
Weighted-average common shares outstanding-
  diluted (Note 3)                                  124,409,362   120,773,361                120,849,357    120,853,928
                                                   ============   ============               ===========    ===========

--------------------------------------------------------------------------------

Note 1: Bunge has corrected its classification of interest on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales for the periods presented. The effect of this reclassification increased cost of goods sold and net sales by $16 million and $27 million in the quarter ended December 31, 2006 and 2005, respectively, and $78 million and $102 million for the year ended December 31, 2006 and 2005, respectively. This change does not affect gross profit, segment operating profit (loss) or net income.

Note 2: In 2006, Bunge reclassified certain earnings on investments in affiliates from other income (expense) - net to equity in earnings of affiliates. As a result, amounts for the quarter and twelve months ended December 31, 2005 have been reclassified to conform to the quarter and twelve months ended December 31, 2006 presentation.

Note 3: Weighted-average common shares outstanding-diluted for the quarter ended December 31, 2006 includes the dilutive effect of 3,310,388 weighted average common shares that would be obtainable upon conversion of Bunge's convertible preference shares and for the year ended December 31, 2006 excludes 834,399 weighted average common shares as the inclusion would be anti-dilutive. Weighted-average common shares outstanding-diluted for the quarter and year ended December 31, 2005 includes 3,737,167 and 6,727,852, respectively, of weighted average common shares that were issuable upon conversion of the 3.75% convertible notes due 2022 (convertible notes) through November 22, 2005, the date of redemption. In addition, the numerator for the calculation of earnings per common share-diluted for the quarter ended and year ended December 31, 2005 was increased by $2 million and $5 million, respectively, to reflect interest expense related to the convertible notes.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited) (Note 1)

            Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.


                                    Quarter Ended                    Twelve Months Ended
                                    December 31,        Percent          December 31,        Percent
                                --------------------               ----------------------
                                  2006        2005       Change         2006         2005     Change
                                ---------------------------------------------------------------------
Volumes (in thousands
  of metric tons):
Agribusiness                      22,676      23,596        (4)%      94,993       97,560        (3)%
Fertilizer                         3,921       3,697         6%       11,578       11,478         1%
Edible oil products                1,196       1,117         7%        4,451        4,267         4%
Milling products                     933         995        (6)%       3,895        3,890        --%
                                --------    --------               ---------    ---------
       Total                      28,726      29,405        (2)%     114,917      117,195        (2)%
                                ========    ========               =========    =========
Net sales:
Agribusiness (Note 2)           $  5,516    $  4,686        18%    $  19,106    $  17,459         9%
Fertilizer                           918         894         3%        2,602        2,674        (3)%
Edible oil products                  998         945         6%        3,601        3,385         6%
Milling products                     251         228        10%          965          859        12%
                                --------    --------               ---------    ---------
       Total                    $  7,683    $  6,753        14%    $  26,274    $  24,377         8%
                                ========    ========               =========    =========
Gross profit:
Agribusiness                    $    267    $    174        53%    $     780    $     821        (5)%
Fertilizer                           125          67        87%          326          341        (4)%
Edible oil products                   82          80         3%          327          284        15%
Milling products                      40          31        29%          138          125        10%
                                --------    --------               ---------    ---------
       Total                    $    514    $    352        46%    $   1,571    $   1,571        --%
                                ========    ========               =========    =========
Selling, general and
  administrative expenses:
Agribusiness                    $   (150)   $   (134)       12%    $    (506)       $(456)       11%
Fertilizer                           (49)        (72)      (32)%        (190)        (229)      (17)%
Edible oil products                  (61)        (64)       (5)%        (217)        (215)        1%
Milling products                     (18)        (17)        6%          (65)         (56)       16%
                                --------    --------               ---------    ---------
       Total                    $   (278)   $   (287)       (3)%   $    (978)   $    (956)        2%
                                ========    ========               =========    =========
Foreign exchange gain (loss):
Agribusiness                    $      8    $     (6)              $     (12)   $      29
Fertilizer                             9         (27)                     47          (47)
Edible oil products                    3          (1)                      5           --
Milling products                      --          --                      --           (1)
                                --------    --------               ---------    ---------
       Total                    $     20    $    (34)              $      40    $     (19)
                                ========    ========               =========    =========
Interest income:
Agribusiness                    $      7    $      2       250%    $      27    $      21        29%
Fertilizer                            14          19       (26)%          58           57         2%
Edible oil products                   --          --        --%            2            3       (33)%
Milling products                       1           1        --%            3            2        50%
                                --------    --------               ---------    ---------
       Total                    $     22    $     22        --%    $      90    $      83         8%
                                ========    ========               =========    =========


                                    Quarter Ended                    Twelve Months Ended
                                    December 31,        Percent          December 31,        Percent
                                --------------------               ----------------------
                                  2006        2005       Change         2006         2005     Change
                                ---------------------------------------------------------------------

Interest expense:
Agribusiness                    $    (64)   $    (40)       60%    $    (203)   $    (140)       45%
Fertilizer                           (11)        (12)       (8)%         (39)         (41)       (5)%
Edible oil products                   (9)         (9)       --%          (31)         (35)      (11)%
Milling products                      (2)         (3)      (33)%          (7)          (7)       --%
                                --------    --------               ---------    ---------
       Total                    $    (86)   $    (64)       34%    $    (280)   $    (223)       26%
                                ========    ========               =========    =========

                                                       Twelve Months
                               Quarter Ended              Ended
                                December 31,            December 31,
                                ------------   Percent  ----------    Percent
Segment operating profit          2006  2005   Change   2006  2005    Change
  (loss):                       ------------------------------------------------
Agribusiness                    $   68  $ (4)           $ 86  $275       (69)%
Fertilizer                          88   (25)            202    81       149%
Edible oil products                 15     6      150%    86    37       132%
Milling products                    21    12       75%    69    63        10%
                                ------  ----            ----  ----
     Total (Note 3)               $192  $(11)           $443  $456        (3)%
                                ======  ====            ====  ====

Income (loss) from operations
  before income tax:
Segment operating
  profit (loss)                 $  192  $(11)           $443  $456
Unallocated income
  - net (Note 4)                    38     8              79    32
                                ------  ----            ----  ----
Income (loss) from operations
  before income tax             $  230  $ (3)           $522  $488
                                ======  ====            ==== =====

Depreciation, depletion
  and amortization:
Agribusiness                    $   35  $ 32        9%  $126  $110        15%
Fertilizer                          33    28       18%   130   104        25%
Edible oil products                 13    13        -%    53    50         6%
Milling products                     4     4        -%    15    14         7%
                                ------  ----            ----  ----
      Total                     $   85  $ 77       10%  $324  $278        17%
                                ======  ====            ==== =====

--------------------------------------------------------------------------------

Note 1: In 2006, Bunge reclassified certain product lines in its agribusiness segment to its edible oil products segment. As a result, amounts for the quarter and year ended December 31, 2005 have been reclassified to conform to the quarter and year ended December 31, 2006 presentation.

Note 2: Bunge has corrected its classification of interest on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales. The effect of this reclassification increased cost of goods sold and net sales by $16 million and $27 million in the quarter ended December 31, 2006 and 2005, respectively, and $78 million and $102 million for the year ended December 31, 2006 and 2005, respectively. This change does not affect gross profit, segment operating profit
        (loss) or net income.

Note 3: Total segment operating profit (loss) is the consolidated segment operating profit (loss) of all of Bunge's operating segments. Total segment operating profit (loss) is a non-GAAP measure and is not intended to replace income (loss) from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income (loss) from operations before income tax, is included under the caption "Reconciliation of Non-GAAP Measures".

Note 4: Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

                                                 December 31,  December 31,
                                                     2006          2005
                                                 ------------  ------------
                     ASSETS

Current assets:
    Cash and cash equivalents                    $        365  $        354
    Trade accounts receivable                           1,879         1,702
    Inventories                                         3,684         2,769
    Deferred income taxes                                 149           102
    Other current assets                                2,316         1,637
                                                 ------------  ------------
Total current assets                                    8,393         6,564

Property, plant and equipment, net                      3,446         2,900
Goodwill                                                  236           176
Other intangible assets, net                               99           132
Investments in affiliates                                 649           585
Deferred income taxes                                     714           462
Other non-current assets                                  810           627
                                                 ------------  ------------
Total assets                                          $14,347       $11,446
                                                 ============  ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Short-term debt                              $        454  $        411
    Current portion of long-term debt                     156           178
    Trade accounts payable                              2,328         1,803
    Deferred income taxes                                  54            38
    Other current liabilities                           1,523         1,187
                                                 ------------  ------------
Total current liabilities                               4,515         3,617

Long-term debt                                          2,874         2,557
Deferred income taxes                                     180           145
Other non-current liabilities                             700           576
Minority interest in subsidiaries                         410           325
Shareholders' equity                                    5,668         4,226
                                                 ------------  ------------
Total liabilities and shareholders' equity       $     14,347  $     11,446
                                                 ============  ============

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)
                                                              Twelve
                                                           Months Ended
                                                           December 31,
                                                        ------------------
OPERATING ACTIVITIES                                     2006        2005
                                                        -------    -------
Net income                                              $   521    $   530
Adjustments to reconcile net income to
 cash (used for) provided by operating
 activities:
  Foreign exchange gain on debt                            (175)      (112)
  Impairment of assets                                       20         35
  Bad debt expense                                           41         40
  Depreciation, depletion and amortization                  324        278
  Increase (decrease) in the allowance for
    recoverable taxes                                         5        (27)
  Deferred income taxes                                    (191)      (238)
  Gain on sale of assets                                    (36)       (13)
  Minority interest                                          60         71
  Equity in earnings of affiliates                          (23)       (31)
Changes in operating assets and
 liabilities, excluding the
 effects of acquisitions:
  Trade accounts receivable                                 (69)       270
  Inventories                                              (729)       (11)
  Prepaid commodity purchase contracts                      (88)       (41)
  Advances to suppliers                                     256        135
  Trade accounts payable                                    365       (337)
  Unrealized net (gain) loss on
    derivative contracts                                   (184)        81
  Margin deposits                                           (85)        (9)
  Other - net                                              (301)      (239)
                                                        -------    -------
Cash (used for) provided by
  operating activities                                     (289)       382

INVESTING ACTIVITIES

Payments made for capital
  expenditures                                             (503)      (522)
Investments in affiliates                                   (91)       (18)
Acquisitions of businesses and
  other intangible assets                                   (74)       (50)
Return of capital from affiliate                             18         38
Related party (loans) repayments                            (21)        13
Proceeds from sale of investment                             11         --
Proceeds from disposal of property, plant and
  equipment                                                  49         59
                                                        -------    -------
Cash used for investing activities                         (611)      (480)

FINANCING ACTIVITIES

Net change in short-term debt                                11       (130)
Proceeds from long-term debt                                488      1,210
Repayments of long-term debt                               (200)      (952)
Proceeds from sale of common shares                          16         13
Proceeds from sale of preference shares                     677         --
Dividends paid to shareholders                              (74)       (63)
Dividends paid to minority interest                         (27)       (57)
                                                        -------    -------
Cash provided by financing activities                       891         21

Effect of exchange rate changes on cash and cash
  equivalents                                                20         (1)
                                                        -------    -------
Net increase (decrease) in cash and cash
  equivalents                                                11        (78)
Cash and cash equivalents,
  beginning of period                                       354        432
                                                        -------    -------
Cash and cash equivalents,
  end of period                                         $   365    $   354
                                                        =======    =======

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit (loss), net financial debt and net financial debt less readily marketable inventories, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit (Loss)

Total segment operating profit (loss), which is the consolidated segment operating profit (loss) of all of Bunge's operating segments, is Bunge's consolidated income (loss) from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit (loss) is a non-GAAP financial measure and is not intended to replace income (loss) from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit
(loss) is a key performance measurement used by Bunge's management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit (loss) is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit (loss) assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit (loss) is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income (loss) from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income (loss) from operations before income tax to total segment operating profit (loss):


                                                            Quarter Ended               Twelve Months
                                                             December 31,             Ended December 31,
                                                        -----------------------    ------------------------
 (In millions)                                            2006          2005          2006          2005
 -------------                                          ----------    ---------    ---------      ---------
 Income (loss) from operations before income tax        $      230    $      (3)   $     522      $     488
 Unallocated income - net (1)                                  (38)          (8)         (79)           (32)
                                                        ----------    ---------    ---------      ---------
 Total segment operating profit (loss)                  $      192    $     (11)   $     443      $     456
                                                        ==========    =========    =========      =========

 --------------
(1) Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge's leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge's leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

                                                   December 31,   December 31,
     (In millions)                                     2006           2005
     ------------                                  ------------   ------------
     Short-term debt                               $        454   $        411
     Long-term debt, including current portion            3,030          2,735
                                                   ------------   ------------
     Total debt                                           3,484          3,146
     Less:
       Cash and cash equivalents                            365            354
       Marketable securities                                  3              9
                                                   ------------   ------------

     Net financial debt                                   3,116          2,783
     Less: Readily marketable inventories                 2,336          1,534
                                                   ------------   ------------
     Net financial debt less readily marketable
     inventories                                   $        780   $      1,249
                                                   ============   ============